Exhibit 99.1

Microfluidics International Corporation Announces Second Quarter
2009 Financial Results
Company reports positive EBITDA for the Second Quarter 2009

Newton, MA, August 11, 2009 - Microfluidics International Corporation (OTCBB: MFLU), today reported unaudited financial results for the quarter ended June 30, 2009.

Second quarter accomplishments:
•	Achieved positive earnings before interest, taxes, depreciation and amortization (EBITDA) of $48,000
•	Delivered strong bookings of $6.6 million with a backlog of $4.3 million at the end of the quarter primarily due to increased demand by vaccine developers
•	Entered into an R&D agreement and equipment sales order for the Company’s proprietary Microfluidics Reaction Technology (MRT) with a major pharmaceutical customer
•
Entered into an exclusive distributorship agreement with Japanese-based POWREX to market, sell and service Microfluidizer® high shear fluid processors in the pharmaceutical, biotechnology and energy industries throughout Japan

•
Formed a strategic alliance with U.S.-based Particle Sciences to help biopharmaceutical companies leverage the most advanced and reliable nanotechnology and formulation methods available to develop, analyze and commercialize Active Pharmaceutical Ingredients (APIs)

“I believe that the generation of positive EBITDA in the midst of an extremely challenging global economy speaks to the strength of demand for our products and process consulting services as well as to the Company’s long-term potential,” said Michael C. Ferrara, President and Chief Executive Officer of Microfluidics. “Achieving positive EBITDA in the second quarter is an important step towards sustainable growth, generating working capital and achieving future profitability. We will continue to innovate with new products, improve international representatives and distributor coverage, streamline costs and improve quality in support of our valued customers as we strive to carry our momentum through the second half of 2009 and into next year.”

“In direct support of our profitability goals, Microfluidics has strategically invested in necessary infrastructure while aggressively managing manufacturing and operating costs and quality to improve efficiency and reduce execution risk,” said Peter Byczko, Vice President of Finance and Chief Accounting Officer. “We will monitor our cost structure on an ongoing basis while also preparing the Company for future growth with the introduction of three new products in the fourth quarter of 2009 and the first quarter of 2010.”

Second Quarter Financial Results:

Revenues for the three months ended June 30, 2009 were $3.5 million, a decline of $900,000, or 21%, as compared to revenues of $4.4 million for the three months ended June 30, 2008. North American revenues increased 8% to $1.5 million, offset by a 35% decrease in foreign sales from $2.9 million to $1.9 million. The second quarter of 2008 had an abnormally high number of production machines sold in Europe to the pharmaceutical industry. Net loss, as measured under U.S. generally accepted accounting principles (“GAAP”), was $177,000, or $0.02 per diluted share, for the three months ended June 30, 2009 as compared to $790,000 net loss, or $0.08 per diluted share, for the same period in 2008.

EBITDA was $48,000 for the three months ended June 30, 2009 compared with $756,000 EBITDA loss for the same period in 2008.  EBITDA is a Non-GAAP financial measure.  A reconciliation of GAAP net income to Non-GAAP EBITDA is provided in the financial tables that accompany this release and is discussed under the section below titled “Non-GAAP Financial Measures.”

Year to Date Financial Results:

Revenues for the six months ended June 30, 2009 were $7.0 million, a decrease of $900,000, or 11%, as compared to revenues of $7.9 million for the six months ended June 30, 2008. Net loss, as measured under U.S. generally accepted accounting principles (“GAAP”), was $867,000, or $0.08 per diluted share, for the six months ended June 30, 2009 as compared to $1.2 million net loss, or $0.12 per diluted share, for the same period in 2008.

EBITDA loss was $420,000 for the six months ended June 30, 2009 compared with $1.2 million EBITDA loss for the same period in 2008.

Live Webcast:
Microfluidics International Corporation will host a webcast on Tuesday, August 11, 2009 at 8:30 a.m. Eastern Time. Participants are invited to attend the call by visiting www.mficcorp.com and clicking on the webcast link in the Investors, Events section or by dialing 866-314-4483 (within the United States) or 617-213-8049 (outside the United States). The passcode for participants is 61872202.

A replay will be available approximately two hours after the live call through August 18, 2009. To access the replay, dial 888-286-8010 (within the United States) or 617-801-6888 (outside the United States). The passcode for participants is 95302005. A replay will also be posted on the Company’s website approximately two hours after the live call and will be available for a period of 30 days.

About Microfluidics International Corporation

Microfluidics International Corporation designs, manufactures and distributes patented and proprietary high performance Microfluidizer® materials processing and formulation equipment to the biotechnology, pharmaceutical, chemical, cosmetics and inkjet ink industries. The Company applies its 20 plus years of high pressure processing experience to produce the most uniform and smallest liquid and suspended solid particles available and has provided manufacturing systems for nanoparticle products for more than 15 years.

Microfluidics is a leader in advanced materials processing equipment for laboratory, pilot scale and manufacturing applications, offering innovative technology and comprehensive solutions for nanoparticles and other materials processing and production. More than 3,000 systems are in use and afford significant competitive and economic advantages to the Company’s equipment customers.

Non-GAAP Financial Measures:

In addition to the results reported in accordance with generally accepted accounting standards (GAAP) within this release, the Company may reference certain information that is considered a non-GAAP financial measure, including EBITDA, which is defined as earnings before interest, taxes, depreciation and amortization. Management believes these measures are useful and relevant to management for operational planning and decision making purposes, and informative to investors in their analysis of the Company’s underlying business and operating performance. Non-GAAP financial measures should not be considered a substitute for any GAAP measures. Additionally, non-GAAP measures as presented by the Company may not be comparable to similarly titled measures reported by other companies. A reconciliation of GAAP to non-GAAP financial information discussed in this release is contained in the attached exhibits.

Safe Harbor for Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by the fact that they use words such as "anticipate," "believe," "estimate," "expect," "intend," "project," "plan," "outlook," and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: our ability to access sufficient working capital, including a new working capital line; our continued compliance with the representations, warranties and covenants under our existing convertible debenture; our continued history of losses, which includes net losses in three of the last five fiscal years; the timing and size of customer orders for our products; the adoption, timing and performance of new technology and products developed by us; changes and advances in technology that may make our products obsolete or reduce demand for our products; our ability to protect and maintain the confidentiality of our intellectual property; our ability to retain key employees and our reliance on a new management team; changes in governmental rules and regulations, including those regulating the exportation of goods; and general economic and business conditions and the financial crisis, including those adversely effecting the pharmaceutical and biotechnology industries. For a more detailed discussion of risks and uncertainties which could cause actual results to differ from those contained in our forward-looking statements, see Item 1A, "Risk Factors" of our most recently filed Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 and our other periodic reports filed with the SEC. You should not place undue reliance on our forward-looking statements, which speak only as of the date they are made. We are providing this information as of this date, and we do not undertake to update the information included in this press release, whether as a result of new information, future events or otherwise.

--Financial Charts to Follow--

MICROFLUIDICS INTERNATIONAL CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited - in thousands, except share and per share amounts)

	June 30,	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$402	$1,895
Accounts receivable, net of allowance of $44 both at June 30, 2009 and December 31, 2008, respectively	2,788	2,181
Inventories	2,843	2,723
Prepaid and other current assets	285	320
Total current assets	6,318	7,119

Property and equipment, net	1,034	1,121
Other non-current assets	464	480
Total assets	$7,816	$8,720

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,151	$986
Accrued expenses	938	1,233
Customer advances	409	436
Total current liabilities	2,498	2,655
Long-term liabilities:
Convertible debt	4,652	4,625
Total liabilities	7,150	7,280
Stockholders' equity:
Common stock; $.01 par value; 30,000,000 and 20,000,000 shares authorized; 10,607,228 and 10,592,228 shares issued; 10,371,782 and 10,356,782 shares outstanding as of June 30, 2009 and December 31, 2008, respectively	106	106
Additional paid-in capital	18,135	18,042
Accumulated deficit	(16,906)	(16,039)
Treasury stock, 235,446 shares, at cost, as of June 30, 2009 and December 31, 2008	(669)	(669)
Total stockholders' equity	666	1,440
Total liabilities and stockholders' equity	$7,816	$8,720

MICROFLUIDICS INTERNATIONAL CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited - in thousands, except share and per share amounts)

	For The Three Months Ended June 30,		For The Six Months Ended June 30,
	2009	2008	2009	2008

Revenues	$3,469	$4,374	$7,028	$7,896
Cost of sales	1,493	2,225	3,146	3,834
Gross profit	1,976	2,149	3,882	4,062

Operating expenses:
Research and development	393	572	845	1,062
Selling	913	1,196	2,129	2,128
General and administrative	722	1,175	1,526	2,118
Total operating expenses	2,028	2,943	4,500	5,308

Loss from operations	(52)	(794)	(618)	(1,246)
Interest expense	(126)	(6)	(252)	(10)
Interest income	1	10	3	21
Net loss	$(177)	$(790)	$(867)	$(1,235)

Net loss per common share:
Basic	$(0.02)	$(0.08)	$(0.08)	$(0.12)
Diluted	$(0.02)	$(0.08)	$(0.08)	$(0.12)
Weighted average number of common and common equivalent shares outstanding:
Basic	10,371,782	10,267,981	10,371,205	10,267,981
Diluted	10,371,782	10,267,981	10,371,205	10,267,981

MICROFLUIDICS INTERNATIONAL CORPORATION
U.S. GAAP to Non-GAAP Measure Reconciliations and
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)
(In thousands, except share and per share amounts)
(unaudited)

	For The Three Months Ended June 30,		For The Six Months Ended June 30,

	2009	2008	2009	2008

Net loss	$(177)	$(790)	$(867)	$(1,235)

Net interest expense (income)	126	(6)	252	(10)
Depreciation and amortization	99	40	195	81
EBITDA (Non-GAAP Measure)	$48	$(756)	$(420)	$(1,164)

Weighted average number of
common and common equivalent
shares outstanding:
Basic:	10,371,782	10,267,981	10,371,205	10,267,981
Diluted:	10,371,782	10,267,981	10,371,205	10,267,981

EBITDA per common share
(Non-GAAP Measure):
Basic:	$0.00	$(0.07)	$(0.04)	$(0.11)
Diluted:	$0.00	$(0.07)	$(0.04)	$(0.11)